Exhibit 3.1.37

ARTICLES OF INCORPORATION

OF

TACOMA NEWS, INC.

Article I

The name of the corporation is TACOMA NEWS, INC.

Article II

The registered office of the corporation in the State of Washington is to be located at 5400 Columbia Seafirst Center, 701 Fifth Avenue, Seattle, Washington 98104-7011 and the name of the registered agent at such address is Washington Administrative Services, Inc.

Article III

The nature of the business of the corporation and its objects and purposes are to have and exercise all the powers conferred by the laws of the State of Washington upon corporations formed under the Business Corporation Act of such State.

Article IV

The corporation is authorized to issue fifty thousand (50,000) shares of common stock which for purposes of any applicable law shall each have a par value of One Dollar ($1.00) amounting in the aggregate to Fifty Thousand Dollars ($50,000.00).

Article V

The following provisions are inserted for the regulation and conduct of the business and affairs of the corporation and are in furtherance of and not in limitation or exclusion of any powers conferred upon it by statute:

A.        Preemptive Rights.   No shareholder shall have a preemptive right to acquire unissued shares of the corporation.

B.        Cumulative Voting.   There shall be no cumulative voting in the election of directors.

C.        Board of Directors Power as to Bylaws.   The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the bylaws of the corporation, but any bylaw adopted by the Board may be amended or repealed by the stockholders.

D.        Indemnification.   The Board of Directors may adopt bylaws from time to time with respect to indemnification to provide the fullest indemnification permitted by the Washington

Business Corporation Act, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such status, whether or not the corporation would have the power to indemnify such person.

E.        Stockholder Action by Written Consent.   Whenever a vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action, the meeting and vote may be dispensed with if such number of stockholders who, if voting, could have authorized such action shall consent in writing to such corporate action being taken. Prompt notice shall be given by the secretary to all stockholders of the taking of corporate action without a meeting by less than unanimous written consent; but the failure of the secretary to give such notice shall not affect the validity of such corporate action.

F.        Meetings of Shareholders, Presence.   Participation in meetings of shareholders by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other at the same time, shall constitute presence in person at a meeting.

Article VI

The name and mailing address of the incorporator are as follows:

Name:	Address:

C. Kent Carlson	5400 Columbia Seafirst Center 701 Fifth Avenue Seattle, Washington 98104-7011

Article VII

The number of directors constituting the initial Board of Directors is one (1). The number of directors constituting the Board of Directors shall be from one to five, as specified in the corporation’s Bylaws. The name and mailing address of the initial member of the Board of Directors is as follows:

Name:	Address:

Erwin Potts	21st and Q Street P.O. Box 15779 Sacramento, CA 95813

Article VIII

The corporation is to have perpetual existence.

Article IX

The corporation reserves the right to amend, alter, change, or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders and directors of the corporation are granted subject to this reservation

DATED this 4th day of June, 1986.

/s/ C. Kent Carlson
C. Kent Carlson, Incorporator

CONSENT TO SERVE AS REGISTERED AGENT

Washington Administrative Services, Inc. hereby consents to serve as Registered Agent, in the State of Washington, for TACOMA NEWS, INC. We understand that as agent for the corporation, it will be our responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the Office of the Secretary of State in the event of my resignation, or of any changes in the registered office of the corporation for which we are agent.

WASHINGTON ADMINISTRATIVE SERVICES, INC.

Date: June 4, 1986	By	/s/ Kristi I. Jacobsen
Its Secretary/Treasurer

Address:	5400 Columbia Seafirst Center
701 Fifth Avenue
Seattle, Washington 98104-7011